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                                                                    Exhibit 18.1

January 15, 2003

Callaway Golf Company
2180 Rutherford Road
Carlsbad, California 92008-7328

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 30, 2002, of the facts relating to a change in the methodology used to estimate the Company's warranty accrual. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the change in methodology used to estimate warranty accruals described in your Form 10-Q is to a method of applying an accounting principle, which is inseparable from a change in estimate, that is preferable in the circumstances.

We have not audited any consolidated financial statements of Callaway Golf Company and its consolidated subsidiaries as of any date. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Callaway Golf Company and its consolidated subsidiaries as of any date or for any period.

Yours truly,



/s/ Deloitte & Touche LLP